Exhibit 23.1

CONSENT OF EXPERT

I hereby consent to the use of and reference to my name, Sharron Sylvester, B.Sc. (Geol), RPGeo AIG, and the information listed below that I reviewed and approved, as described or incorporated by reference in Lifezone Metals Limited’s Form F-3 (File Nos. 333-272865 and 333-281189) and Form S-8 (File No. 333-274449) and the related prospectuses, filed with the United States Securities and Exchange Commission and any amendments and/or exhibits thereto (collectively, the “Registration Statements”). I am a “Qualified Person” as defined in Regulation S-K 1300.

I have reviewed and approved the following:

●	the Kabanga Nickel Project Initial Assessment Technical Report Summary titled “Initial Assessment - Technical Report Summary” effective June 2, 2025 (the ” IA Technical Report Summary”); and

●	the information derived, summarized, quoted or referenced from the IA Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Registration Statements.

I consent to the public filing and use of the IA Technical Report Summary as exhibits to the Registration Statements and the Form 6-K of Lifezone Metals Limited to which this consent is an exhibit.

Dated this 2nd day of June, 2025.

Yours sincerely,

/s/ Sharron Sylvester
Sharron Sylvester, B.Sc. (Geol), RPGeo AIG
Technical Director – Geology
OreWin Pty Ltd